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                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                     FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


     Date of report (Date of earliest event reported)  June 10, 1996


                             NEW WEST EYEWORKS, INC.
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              (Exact name of Registrant as Specified in Its Charter)


                                     Delaware
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                  (State or Other Jurisdiction of Incorporation)


               1-12740                                 34-1589514
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     (Commission File Number)            (I.R.S. Employer Identification No.)


2104 West Southern Avenue, Tempe, Arizonia                       85282
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(Address of Principal Executive Office)  (Zip Code)


                                  (602)438-1330
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               (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events.

     On June 10, 1996, New West Eyeworks, Inc. (the "Company") entered into a credit agreement (the "Credit Agreement") under which the Company received a $2.0 million revolving line of credit (the "Loan"). Under the terms of the Credit Agreement, interest will accrue on the principal balance outstanding on the Loan from time to time at a rate equal to the lending bank's prime rate, plus 2.0% per annum, and will be due and payable monthly. The interest rate may be reduced to the prime rate plus 1.0% per annum if certain financial conditions are met at year end 1996 and at the end of February 1997. Until the Loan is paid in full, the Credit Agreement prohibits payments of cash dividends or the Company's common stock, par value $0.01 per share (the "Common Stock"). The Loan matures on May 31, 1997, and is secured by substantially all of the Company's assets, including the Company's executive office building and optical laboratory facilities in Tempe, Arizona, but excluding furniture, fixtures and equipment.

     The loan is also secured by (i) the personal guaranty of Ronald E. Weinberg, Chairman of the Board and a common and preferred stockholder of the Company; (ii) the guaranty of Mesirow Capital Partners V, an Illinois limited partnership and a common and preferred stockholder of the Company ("MCP V"); and (iii) the guaranty of Mesirow Capital Partners VI, an Illinois limited partnership and a common and preferred stockholder of the Company ("MCP VI"). William P. Sutter, Jr. is an officer of the corporate general partners of MCP V and MCP VI and a director of the Company. The aggregate liability of the guarantors under the three guaranties is $1.0 million. Under the terms of the Guaranty, Indemnification and Contribution Agreement, dated June 10, 1996, among the Company, Mr. Weinberg, Barry Feld, President of the Company, MCP V and MCP VI (the "Contribution Agreement"), Mr. Feld agreed to share in the obligations of the guarantors should any of them be required to perform under their respective guaranties, and the Company agreed to indemnify Mr. Feld and the guarantors against liabilities in the event any of them are required to perform their share of the guarantied obligations. The indemnification obligation of the Company is secured by a second lien granted to the guarantors and Mr. Feld on certain assets of the Company, including the Company's Tempe, Arizona building. In consideration for the guaranties of Mr. Weinberg, MCP V and MCP VI and Mr. Feld's agreement to share in the obligations of the guarantors, the Company issued on June 10, 1996 to such guarantors and Mr. Feld a warrant (the "Warrant") to purchase, in the aggregate, 50,000 shares of the Company's Common Stock, at a price per share of $6.11, subject to customary anti-dilution adjustments. The Warrant is exercisable for five years from the date of its issuance.

       The proceeds of the Loan will be used by the Company for working capital and general corporate purposes. $686,000 of the proceeds were used to retire and pay accrued interest on two bridge loans. The bridge loans in the original principal amount of $700,000 were provided in January 1996 by MCP VI and Mr. Weinberg to fund the Company's expansion and advertising needs. The bridge loans originally matured on April 30, 1996. The maturity dates were extended to May 18, 1996, and then further extended to the repayment date. The loans bore interest at an annual rate of 15% and were secured by a deed of trust on the Company's Tempe, Arizona building. In April 1996, the Company repaid Mr. Weinberg a portion of the bridge loan, and accrued interest thereon, in the amount of $52,000.
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     The foregoing summaries of the Credit Agreement, Contribution Agreement and Warrant are qualified by reference to the full text of such documents, each of which is attached as an exhibit hereto.

Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits

     Exhibit 4.8    --   Warrant, dated June 10, 1996, issued to Ronald E.
                         Weinberg, Barry Feld, Mesirow Capital Partners V and
                         Mesirow Capital Partners VI

     Exhibit 99.1   --   Credit Agreement, dated June 10, 1996, between U.S.
                         Bank of Washington, National Association, and New West
                         Eyeworks, Inc.

     Exhibit 99.2   --   Guaranty, Contribution and Indemnification Agreement,
                         dated June 10, 1996, among New West Eyeworks, Inc.,
                         Ronald E. Weinberg, Barry Feld, Mesirow Capital
                         Partners V and Mesirow Capital Partners VI


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        NEW WEST EYEWORKS, INC.
                                             (Registrant)


Date:     June 17, 1996                 By:  /s/ Ronald E. Weinberg
                                        ---------------------------
                                             (Signature)
                                        Ronald E. Weinberg
                                        Chairman of the Board


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                                  Exhibit Index

Exhibit 4.8    --   Warrant, dated June 10, 1996, issued to Ronald E. Weinberg,
                    Barry Feld, Mesirow Capital Partners V and Mesirow Capital
                    Partners VI

Exhibit 99.1   --   Credit Agreement, dated June 10, 1996, between U.S. Bank of
                    Washington, National Association, and New West Eyeworks,
                    Inc.

Exhibit 99.2   --   Guaranty, Contribution and Indemnification Agreement, dated
                    June 10, 1996, among New West Eyeworks, Inc., Ronald E.
                    Weinberg, Barry Feld, Mesirow Capital Partners V and
                    Mesirow Capital Partners VI